                                                                       EXHIBIT 1

                       STOCK PURCHASE AND LOAN AGREEMENT

          THIS STOCK PURCHASE AND LOAN AGREEMENT (this "Agreement"), dated as of August 4, 2000, by and between Jerome H. Kern ("Kern"), and On Command Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company").

                             W I T N E S S E T H:

          WHEREAS, on April 6, 2000 the Company's Board of Directors approved the appointment of Kern as Chairman of the Board and President of the Company and, in connection therewith, Kern's purchase of equity securities of the Company and the Company's extension of credit to Kern for such purchase;

          WHEREAS, Kern wishes to purchase from the Company and the Company wishes to sell to Kern 13,500 shares (the "Preferred Shares") of the Company's Series A Convertible Participating Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), which shares are initially convertible into 1,350,000 shares (the "Common Shares"; the Preferred Shares, the Common Shares issuable upon conversion thereof and any other securities issuable upon conversion of the Preferred Shares are hereinafter sometimes referred to collectively as the "Securities") of the Company's common stock, par value $.01 per share (the "Common Stock"); and

          WHEREAS, Kern wishes to borrow from the Company and the Company has agreed to lend to Kern, on the terms and subject to the conditions hereinafter provided, $21,080,250 in order to finance the acquisition of the Preferred Shares;

          NOW, THEREFORE, in consideration of the agreements, covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Kern and the Company hereby agree as follows:

     1.   Stock Purchase.  Subject to the terms and conditions hereof, Kern
          --------------
hereby agrees to purchase from the Company, and the Company hereby agrees to sell to Kern, the Preferred Shares at a price per share of $1,562.50, payable as described in Section 3 hereof.

     2.   The Closing.  The closing (the "Closing") of the purchase and sale of
          -----------
the Shares shall take place at the offices of the Company, located at 96 Inverness Drive East, Englewood, Colorado 80112 at 10:00 am, local time, on August 8, 2000, or on such other date and at such other time and place as the Company and Kern shall mutually agree in writing.

     3.   Payment for Shares; Delivery of Other Instruments.  At the Closing,
          -------------------------------------------------
Kern shall pay the requisite consideration for the Preferred Shares, which shall consist of:

               (a) a promissory note payable to the order of the Company (the "Note") in the form attached as Appendix A, duly executed and delivered by Kern; and

               (b)  cash in the amount of $13,500.

Kern and the Company shall also execute and deliver a pledge and security agreement in the form attached as Appendix B (the "Pledge Agreement") pursuant to which the obligations under the Note will be secured by a pledge of the Securities. Kern will also execute and deliver a stock power with respect to the Preferred Shares endorsed in blank or in such manner as the Company may require in connection with the pledge of the Preferred Shares pursuant to the Pledge Agreement. The Company shall issue a certificate representing the Preferred Shares (the "Certificate") in the name of Kern and shall retain the Certificate, accompanied by the stock power referred to in the preceding sentence, as security for the obligations evidenced by the Note.

     4.   Payments.  All amounts outstanding under the Note shall be due and
          --------
payable on the fifth anniversary of the date of the Closing. No prepayment of any principal or interest on the Note shall be permitted other than as expressly provided in Section 12.

     5.   Limited Recourse Nature of Note.  The recourse of the Company against
          -------------------------------
Kern with respect to amounts outstanding under the Note shall be limited as and to the extent provided in the Note and the Pledge Agreement.

     6.   Events of Default.  Upon the occurrence of one or more "Events of
          -----------------
Default" as specified in the Note, the Company shall have the rights and remedies with respect thereto as specified in the Note and in the Pledge Agreement.

     7.   Remedies.  Each of the rights, powers and remedies of the Company set
          --------
forth in this Agreement, the Note and the Pledge Agreement may be exercised alternatively or in conjunction with others, singly or in any combination, and at such times and in such order, all as determined by the Company, except as otherwise provided herein or therein. No partial exercise of any right, remedy or power by the Company shall preclude any further exercise of such right, power or remedy or the exercise of any other right, power or remedy consistent with the terms hereof. The rights, remedies and powers of the Company set forth herein, in the Note and in the Pledge Agreement are cumulative and are in addition to any provided by law or in equity. No delay or omission on the part of the Company in exercising any right, power or remedy shall impair such right, power or remedy or be construed as a waiver of any Event of Default or acquiescence therein. No waiver of any Event of Default shall extend to any subsequent Event of Default of the same or a dissimilar nature.

     8.   Code Section 83(b) Election.  Kern and the Company acknowledge and
          ---------------------------
agree that Kern will make a timely election under Section 83(b) of the Internal Revenue Code of 1986, as amended, regarding his purchase of the Preferred Shares. Kern and the Company will mutually agree upon the amount to be specified in such election, which amount the parties agree will be used consistently for all tax purposes relating to the reporting of the transactions contemplated hereby.

     9.   Registration Rights.  Kern acknowledges that the Securities are
          -------------------
"restricted securities" under applicable federal securities laws and that the Securities Act of 1933, as amended (the "Securities Act"), and the rules of the Securities Exchange Commission (the "SEC") provide in substance that Kern may dispose of the Securities only pursuant to an effective registration statement under the Securities Act or an exemption from registration. Following the Closing, Kern and the Company shall enter into mutually acceptable Registration Rights Agreement having customary terms and conditions and providing Kern with two (2) demand registration rights (each of which may be a "shelf" registration under Rule 415 under the Securities Act) in respect of the shares of Common Stock issuable upon conversion of the Preferred Shares, but with no rights to participate in registrations initiated by the Company or others.

     10.  Representations and Warranties of the Company.  The Company represents
          ---------------------------------------------
and warrants to Kern that:

               (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

               (b) the Certificate of Designation establishing the rights and preferences of the Series A Preferred Stock has been approved by the Company's Board of Directors in accordance with the Company's Certificate of Incorporation and Delaware law and, prior to the Closing will have been duly filed and become effective under Delaware law;

               (c) the execution, delivery and performance of this Agreement, and the issuance, sale and delivery of the Preferred Shares pursuant to this Agreement have been duly authorized by all necessary corporate action on the part of the Company;

               (d) this Agreement constitutes, and the Pledge Agreement, when duly executed and delivered by the respective parties thereto will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

               (e) the Preferred Shares, when issued and paid for in accordance with the terms of this Agreement, and the Common Shares, when issued upon conversion of Preferred Shares in accordance with the provisions of the Certificate of Designation, will be validly issued, fully paid and nonassessable.

     11.  Kern's Representations, Warranties and Covenants.  Kern hereby
          ------------------------------------------------
represents and warrants to, and covenants with, the Company that:

               (a)  General.
                    -------

               (i) Kern has the legal capacity to enter into this Agreement and to perform all the obligations required to be performed by Kern hereunder.

               (ii) This Agreement constitutes, and the Note and the Pledge Agreement when duly executed and delivered by the parties thereto will constitute, the valid and binding obligation of Kern, enforceable against Kern in accordance with its terms.

               (iii) Neither the Company nor any person acting on behalf of the Company has offered or sold the Securities to Kern by means of any form of general solicitation or general advertising. Kern has not received, paid or given, directly or indirectly, any commission or remuneration for or on account of any sale, or the solicitation of any sale, of the Securities.

               (iv) No representation or warranty has been made to Kern by the Company or anyone acting on its behalf or directly or indirectly controlling the Company with respect to the Securities or the purchase and sale of the Securities or the other transactions contemplated by this Agreement, the Note and the Pledge Agreement, except as set forth herein and therein.

               (v) Kern and his spouse are parties to a valid and enforceable prenuptial agreement pursuant to which Kern's spouse has waived any rights she may have with respect to the Securities, including, without limitation, under applicable marital sharing, community property and similar laws.

               (vi) The Company's extension of credit (as represented by the Note) to Kern with respect to the purchase of the Preferred Shares does not and will not violate Regulation U promulgated by the Board of Governors of the Federal Reserve Board.

               (b)    Information Concerning the Company.
                      ----------------------------------

               (i) Kern is familiar with the business and financial condition, properties, operations and prospects of the Company and its subsidiaries.

               (ii) Kern has been given full access to all material information concerning the condition, properties, operations and properties of the Company and its subsidiaries. Kern has had an opportunity to ask questions of, and to receive information from, the Company and persons acting on its behalf concerning the business of the Company.

               (iii) Kern has made such independent investigation of the Company and its subsidiaries, its management and related matters as Kern has deemed to be necessary or advisable in connection with this investment; and Kern has received all information and data that Kern believes to be necessary in order to reach an informed decision as to the advisability of the transactions contemplated hereby.

               (iv) Kern understands that the purchase of the Securities involves various risks, including those outlined in the reports filed by the Company with the SEC.

               (c)    Status.
                      ------

               (i) Kern has such knowledge, skill and experience in business, financial and investment matters that Kern is capable of evaluating the merits and risks of an investment in the Securities and, to the extent necessary, Kern has retained at Kern's own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and acquiring the Securities.

               (ii) Kern is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. Kern represents and warrants that he is capable of bearing the economic risk of the investment in the Securities for the indefinite future and can bear the risk of loss of Kern's entire investment in the Company.

               (d)    Restrictions on Transfer or Sale.
                      --------------------------------

               (i) Kern represents that Kern is acquiring the Preferred Shares solely for Kern's own account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Preferred Shares or the Common Shares issuable upon conversion thereof. Kern understands that the Preferred Shares have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon Kern's investment intent and on the other representations made by Kern in this Agreement. Kern understand that the Company is relying upon Kern's representations and agreements contained in this Agreement (and any supplemental information provided by Kern) for the purpose of determining whether this transaction meets the requirements for such exemptions.

               (ii) Kern agrees: (A) that Kern will not sell, assign, pledge, give, transfer or otherwise dispose of the Securities or any interest therein, or make any offer or attempt to do any of the foregoing (other than the pledge thereof pursuant to the Pledge Agreement), unless such transaction (1) is permitted by the Pledge Agreement and
          (2) is pursuant to a registration of the Common Shares under the Securities Act and applicable state securities laws or a transaction that, in the written opinion (which requirement may be waived by the Company upon advice of counsel) of Kern's counsel (such counsel and such opinion to be reasonably satisfactory to the Company), is exempt from the registration provisions of the Securities Act and applicable state securities laws; (B) that the certificate(s) representing the Securities will bear a legend making reference to the foregoing restrictions; and (C) that the Company and any transfer agent for the Securities shall not be required to register or give effect to any purported transfer of any of the Securities except upon compliance with the foregoing restrictions.

          Kern acknowledges and agrees that, unless Kern otherwise notifies the Company in writing prior to the Closing, Kern's representations and warranties as set forth in this Section 11 shall be deemed to be confirmed and repeated on and as of the time of the Closing as though made on and as of such time.

     12.  Company's Right to Repurchase Securities on Termination of Employment.
          ---------------------------------------------------------------------
In the event that Kern's employment with the Company shall be terminated before April 6, 2005 by the Company for Cause or by Kern other than for Good Reason, the Company shall have the right, exercisable by written notice delivered to Kern within thirty (30) days of the date of termination, to repurchase all or a portion of the Unvested Shares (as defined below) on the terms and conditions set forth herein at a price per share equal to the Repurchase Price (as defined below).

          The term "Unvested Shares" shall mean an amount of Securities equal to the percentage of the Original Number of Preferred Shares (as defined below) set forth opposite the applicable employment termination date listed below. The term "Original Number of Preferred Shares" shall mean 13,500 Preferred Shares, or, in the event Preferred Shares have been converted into Common Shares (or other securities), the number of Common Shares (or other securities) issued upon the conversion of such Preferred Shares, in each case, as such amount shall be appropriately adjusted to reflect any stock dividends, stock splits, recapitalizations and similar events affecting the Securities, the record or effective date for which occurs prior to the closing of the repurchase, and shall include a proportionate amount of any dividends (including cash dividends) or distributions made or declared on the Securities prior to the date of the repurchase. The term "Repurchase Price" shall mean (x) with respect to the Preferred Shares, $2,209.00 and (y) with respect to the Common Shares, $22.09; to the extent that any cash, securities or other property have been distributed in respect of such Preferred Shares or Common Shares prior to the repurchase or are issuable upon conversion of the Preferred Shares or have been issued upon such conversion, such cash, securities or other property will be included in the Preferred Shares or Common Shares to be repurchased for no additional consideration payable to Kern. The Repurchase Price shall be appropriately adjusted to reflect the effects of any stock splits, stock dividends, recapitalizations and similar events affecting the Preferred Shares or Common Shares, as applicable, the record or effective date of which occurs prior to the closing of the repurchase. The Repurchase Price shall be paid by applying the amount of the aggregate Repurchase Price for the Unvested Shares being repurchased to the payment of the Accreted Amount (as defined in the Note). If the aggregate Repurchase Price exceeds the Accreted Amount, such amount shall be used to pay the Accreted Amount in full and Kern's obligations under the Note shall be terminated.

                                                      Percentage of Original Number of
                                                         Preferred Shares Subject to
Employment Termination Date:                                    Repurchase:
Before April 6, 2002                                               100%

On or after April 6, 2002 but before April 6, 2003                  75%

On or after April 6, 2003 but before April 6, 2004                  50%

On or after April 6, 2004 but before April 6, 2005                  25%

On or after April 6, 2005                                            0%

The closing of any repurchase of Unvested Shares that the Company elects to repurchase pursuant to this Section 12 shall occur on the third business day following the date of delivery of notice of repurchase to Kern. Kern acknowledges and agrees that the decision whether to exercise the right of repurchase set forth in this Section 12 shall be at the sole discretion of the Company.

          For purposes of this Agreement, a termination of Kern's employment by the Company shall be for "Cause" if by reason of (i) Kern's final conviction of a felony crime that enriched Kern at the expense of the Company or (ii) Kern's serious or willful misconduct or a serious or willful neglect of duties which, in either case, has resulted, or is likely to result, in material economic damage to the Company.

          For purposes of this Agreement, the termination by Kern of his employment with the Company shall be for "Good Reason" if such termination is based upon the occurrence of any of the following:

               (i) any material failure by the Company to substantially comply with any of the provisions of any employment agreement entered into between the Company and Kern, other than a failure which is remedied by the Company promptly after receipt of notice thereof given by Kern;

               (ii) any reduction in Kern's annual rate of salary (other than a reduction to which Kern consents);

               (iii) a failure by the Company to continue in effect any employee benefit plan in which Kern was participating, or the taking of any action by the Company that would adversely affect Kern's participation in, or materially reduce Kern's benefits under, any such employee benefit plan, unless such failure or such taking of any action adversely affects the senior members of the corporate management of the Company (as applicable) generally;

               (iv) the relocation of the office location at which Kern is to be based to a location which is outside the Denver, Colorado metropolitan area without Kern's consent; or

               (v) any purported termination of Kern's employment by the Company other than for Cause.

          For purposes of the foregoing, any action of the Company forming a basis for termination by Kern for Good Reason shall constitute "Good Reason" only if the action in question has been approved by the Company's Board of Directors.

          Upon any termination of Kern's employment with the Company before April 6, 2005, as a result of (x) Kern's death or Disability (as defined below) or (y) a termination by the Company without Cause or a termination by Kern with Good Reason, the rights of the Company to repurchase the Unvested Shares shall automatically terminate. "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that (a) can be expected to result in death or (b) has lasted or can be expected to last for a continuous period of not less than 12 months.

     13.  Conditions to Obligations.
          --------------------------

               (a) Kern's obligation to purchase and pay for the Preferred Shares is subject to the satisfaction at or prior to the Closing of the following conditions precedent:

               (i) the representations and warranties of the Company contained in Section 10 hereof shall be true and correct on and as of the Closing in all respects with the same effect as though such representations and warranties had been made on and as of the Closing; and

               (ii) the Company shall have executed and delivered the Pledge Agreement.

               (b) the Company's obligations to sell the Preferred Shares to Kern are subject to the satisfaction at or prior to the Closing of the following conditions precedent:

               (i)  the representations and warranties of Kern contained in
          Section 11 shall be true and correct on and as of the Closing in all respects with the same effect as though such representations and warranties had been made on and as of the Closing; and

               (ii) Kern shall have duly executed and delivered to the Company the Note and the Pledge Agreement.

     14.  Waiver, Amendment. Neither this Agreement nor any provision hereof
          ------------------
shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

     15.  Assignability.  Neither this Agreement nor any right, remedy,
          -------------
obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or Kern without the prior written consent of the other party; provided, however, that after the Closing Kern shall be
                 --------  -------
entitled to assign his rights hereunder to a corporation, partnership or limited liability company (x) of which at least 50% of the outstanding equity interests are owned of record and beneficially by Kern and (y) which is Controlled by Kern; provided, that no such assignment shall release Kern from his obligations
      --------
hereunder. For purposes of this Agreement, the term "Control" shall mean the direct or indirect power to direct, or cause the direction of the management and policies of any person, whether through the ownership of voting securities, by contract, by membership or involvement on the board of directors, management committee or other management structure or otherwise.

     16.  Applicable Law, etc.  This Agreement shall be governed by and
          -------------------
construed in accordance with the law of the State of Colorado, regardless of the law that might be applied under principles of conflicts of law, except insofar as the laws of the State of Delaware apply to the Shares and the issuance thereof. Each of Kern and the Company hereby irrevocably submits, to the fullest extent permitted by applicable law, to the exclusive jurisdiction of any state or federal court sitting in the State of Colorado in connection with any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of Kern and the Company also hereby irrevocably waives, to the fullest extent he or it may effectively do so, any objection that he or it may now or hereafter have to the laying of the venue of any such action or proceeding brought in any court and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Each of Kern and the Company hereby irrevocably waives, to the fullest extent he or it may effectively do so, all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

     17.  Section and Other Headings. The section and other headings contained
          --------------------------
in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     18.  Counterparts. This Agreement may be executed in any number of
          ------------
counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

     19.  Notices. All notices and other communications provided for herein
          -------
shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

               (a)  If to the Company, to it at the following address:

                    On Command Corporation
                    96 Inverness Drive East
                    Englewood, CO 80112

                    Attn: General Counsel

               (b)  If to Kern, at the following address:

                    Jerome H. Kern
                    31 Albion Place
                    Castle Rock, CO 80104

or at such other address as either party shall have specified by notice in writing to the other.

     20.  Binding Effect.  The provisions of this Agreement shall be binding
          --------------
upon and accrue to the benefit of parties hereto and their respective heirs, legal representatives, successors and assigns.

     21.  Indemnification.  Kern acknowledges that he understands the meaning
          ---------------
and legal consequences of the representations, warranties, and covenants set forth herein and that the Company has relied and will rely upon such representations, warranties and covenants. Therefore, Kern hereby agrees to indemnify and hold harmless the Company and the officers, directors, controlling persons and agents of the Company from and against any and all loss, claim, damage, liability or expense, and any action in respect thereof, joint or several, to which any such person may become subject, due to or arising out a breach of any such representation, warranty or covenant, together with all reasonable costs and expenses (including attorneys' fees) incurred by any such person in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters so indemnified against. Notwithstanding the foregoing, however, no representation, warranty, acknowledgment or agreement made herein by Kern shall in any manner be deemed to constitute a waiver of any rights granted to Kern under federal securities laws or any state securities laws.

     22.  Survival.  All representations, warranties and covenants contained in
          --------
this Agreement and the indemnification contained in Section 21 shall survive (a) the Closing and (b) Kern's death or disability.

     23.  Reasonable Best Efforts.  Upon the terms and subject to the conditions
          -----------------------
hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated hereby.

     24.  Additional Covenants.
          --------------------

               (a) Promptly following the Closing, Kern and the Company will file a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in respect of Kern's acquisition of the Preferred Shares and will use their respective reasonable efforts to, and to cause their respective affiliates to, promptly comply with any requests for additional information and documentary material that may be requested pursuant to the HSR Act.

               (b) Kern agrees that he will not convert any Preferred Shares into Common Shares unless (i) such conversion is effected simultaneously with a sale of the Common Shares to an unaffiliated third party or (ii) such conversion does not, directly or indirectly, result in the Company's extension of credit to Kern in connection with the purchase of the Securities being in violation of Regulation U promulgated by the Board of Governors of the Federal Reserve Board.

               (c) Kern agrees that in the event the Preferred Shares become entitled to vote as a separate class on any matter to be presented to stockholders of the Company, Kern will cause the Preferred Shares to be voted for or against such proposal in the same proportions as the holders of Common Stock vote upon such matter.

     25.  Notification of Changes.  Kern hereby covenants and agrees to notify
          -----------------------
the Company upon the occurrence of any event prior to the Closing which would cause (a) Kern's status as an accredited investor as defined in Rule 501(a) of Regulation D of the Act to change or (b) any representation, warranty or covenant by Kern contained in this Agreement to be false or incorrect.

          In witness whereof, the parties have executed this Stock Purchase and Loan Agreement this 4th day of August, 2000.

                                        On Command Corporation


                                        By:      /s/ Paul J. Milley
                                           -------------------------------------
                                           Name:  Paul J. Milley
                                                --------------------------------
                                           Title: Senior V.P.-Finance
                                                 -------------------------------


                                        /s/ Jerome H. Kern
                                        ----------------------------------------
                                        Jerome H. Kern